FIRST AMENDMENT

TO

THE AMENDED AND RESTATED AGREEMENT AND

PLAN OF CONVERSION AND MERGER

OF

NATIONAL PROPERTY INVESTORS 4

This FIRST AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF CONVERSION AND MERGER OF NATIONAL PROPERTY INVESTORS 4, dated as of February 21, 2012 (this “Amendment”), is made by and among NATIONAL PROPERTY INVESTORS 4, a California limited partnership (“NPI 4”), AIMCO NPI 4 MERGER SUB LLC, a Delaware limited liability company (the “Aimco Subsidiary”), and AIMCO PROPERTIES, L.P., a Delaware limited partnership (“Aimco OP”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Agreement (as defined below).

WHEREAS, the parties hereto desire to amend the Amended and Restated Agreement and Plan of Conversion and Merger, dated as of December 19, 2011 (the “Agreement”), by and among NPI 4, the Aimco Subsidiary and Aimco OP, as set forth herein.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, NPI 4, the Aimco Subsidiary and Aimco OP hereby agree as follows:

1.	Amendment to the Agreement. Section 2(f) of the Agreement is hereby amended to read in its entirety as follows:

i. The third sentence of the first paragraph of Section 1 of the Agreement is hereby amended to read in its entirety as follows:

The Conversion shall become effective upon the filing of the certificate of conversion with the Secretary of State of the State of Delaware (the “First Effective Time”),

ii. Section 2(f) of the Agreement is hereby amended to read in its entirety as follows:

(f)	Treatment of Interests in Aimco Subsidiary. The entire membership interest in the Aimco Subsidiary immediately prior to the Effective Time shall be converted into one thousand (1,000) New NPI Units of the Surviving Entity.

2.	Miscellaneous.

(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Agreement shall remain in full force and effect, and all of the terms and provisions of the Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

(Remainder of This Page Intentionally Left Blank)

IN WITNESS WHEREOF, NPI 4, the Aimco Subsidiary and Aimco OP have caused this First Amendment to the Amended and Restated Agreement and Plan of Conversion and Merger to be signed by their respective duly authorized officers as of the date first above written.

NATIONAL PROPERTY INVESTORS 4

By:	NPI Equity Investments, Inc.
Its Managing General Partner

	By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

AIMCO NPI 4 MERGER SUB LLC

By:	AIMCO Properties, L.P.,
Its Sole Member

	By:	AIMCO-GP, Inc.,
Its General Partner

	By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, Inc.,
Its General Partner

	By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

[Signature Page – NPI 4 – First Amendment to Amended and Restated Agreement]